Exhibit 19.1

CATHETER PRECISION, INC.

INSIDER TRADING POLICY

and

Guidelines with Respect to

Certain Transactions in Securities

(Adopted on March 21, 2025)

ii

LIMITED EXCEPTIONS	9
Transactions pursuant to a trading plan that complies with SEC rules	9
Receipt and vesting of stock options, restricted stock and stock appreciation rights	9
Exercise of stock options for cash; stock withholding to pay tax liability	10
Stock splits, stock dividends and similar transactions	10
Inheritance	10
Change in form of ownership	10
Other exceptions	10
COMPLIANCE WITH SECTION 16 OF	10
Obligations under Section 16	10
Notification requirements to facilitate Section 16 reporting	11
Personal responsibility	11
ADDITIONAL INFORMATION	12
Delivery of Policy	12
Amendments	12
SCHEDULE I	13

iii

INTRODUCTION

Catheter Precision, Inc. (together with its subsidiaries, the “Company”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (this “Policy”).

Legal prohibitions on insider trading

The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.

Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometime referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.

These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

Detection and prosecution of insider trading

The U.S. Securities and Exchange Commission (the “SEC”), The Financial Industry Regulatory Authority and the NYSE American use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.

Penalties for violation of insider trading laws and this Policy

Civil and criminal penalties. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:

●    damages in a private lawsuit;

●    disgorging any profits made or losses avoided;

●    imprisonment for up to 20 years;

●    criminal fines of up to $5 million for individuals and $25 million for entities;

●    civil fines of up to three times the profit gained or loss avoided;

●    a bar against serving as an officer or director of a public company; and

●    an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.

Controlling person liability. As of the effective date of this Policy, the penalty for “controlling person” liability is a civil fine of up to the greater of $2,626,135 or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.

Compliance Officers

Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Chief Financial Officer of the Company (the “Compliance Officer”). The Compliance Officer is generally responsible for the administration of this Policy. The Compliance Officer may select others to assist with the execution of his or her duties.

Reporting violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, send a letter addressed to the Compliance Officer at Catheter Precision, Inc., 1670 Highway 160 West, Suite 205, Fort Mill, South Carolina. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.

Personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY

Persons covered by this Policy

This Policy applies to all directors, officers, employees and agents (such as consultants and independent contractors) of the Company. References in this Policy to “you” should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). Similarly, general references to directors, officers, employees and agents of the Company include the persons referenced above. Each director, officer, employee and agent of the Company is responsible for making sure that these other individuals and entities specified above comply with this Policy.

Types of transactions covered by this Policy

Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities, including gifts. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.

Responsibilities regarding the nonpublic information of other companies

This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.

Applicability of this Policy after your departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

No exceptions based on personal circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

MATERIAL NONPUBLIC INFORMATION

“Material” information

Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:

●

Financial results (including sales trends), financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;

●	Business plans or budgets;

●	Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;

●

Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;

●	Matters relating to the Company’s clinical trials including, without limitation, status, results and communications with regulatory agencies;

●	Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;

●	Impending bankruptcy or financial liquidity problems;

●	Restatements of financial results, or material impairments, write-offs or restructurings;

●	Changes in independent auditors, or notification that the Company may no longer rely on an audit report;

●	Significant developments in research and development or relating to intellectual property;

●	Significant legal or regulatory developments, whether actual or threatened;

●

Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option or warrant repricings, warrant exercise inducements, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

●

Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company; and

●	Major personnel changes, such as changes in senior management or lay-offs.

If you have any questions as to whether information should be considered “material,” you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

“Nonpublic” information“”

Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. As a general rule, information should be considered nonpublic until at least two full trading days have elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the Compliance Officer. The term “trading day” means a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION

Confidentiality of nonpublic information

The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Compliance Officer.

No trading on material nonpublic information

Except as discussed in the section entitled “Limited Exceptions,” you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.

No disclosing material nonpublic information for the benefit of others

You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.

Obligation to disclose material nonpublic information to the Company

You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions,” unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the board of directors, before any transaction is permissible.

Responding to outside inquiries for information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer or the Company’s VP of Investor Relations, if any. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s External Communications Policy for more details.

TRADING BLACKOUT PERIODS

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.

Quarterly blackout periods

Except as discussed in the section entitled “Limited Exceptions,” directors, executive officers and other employees and agents identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods begin on the fifteenth (15th) calendar day of the last month of each fiscal quarter and end at the start of the third full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Individuals subject to quarterly blackout periods include all directors and officers and employees of the Company. From time to time, the Company may identify other persons, such as consultants, independent contractors and other agents, who should be subject to quarterly blackout periods, and the Compliance Officer may update and revise as appropriate.

Special blackout periods

From time to time, the Company may also prohibit directors, officers, employees and agents from engaging in transactions involving the Company’s securities when, in the judgment of the Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

The Company will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer and should not disclose to others the fact of such suspension of trading.

No “safe harbors”

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

PRE-CLEARANCE OF TRADES

Except as discussed in the section entitled “Limited Exceptions,” directors, officers, and employees, as well as any agents (such as consultants and independent contractors) that are so notified by the Compliance Officer from time to time, must refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Executive Officer has pre-cleared the transaction.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, and the liability and reporting provisions of Section 16 of the Securities Exchange Act of 1934, as amended.. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

ADDITIONAL RESTRICTIONS AND GUIDANCE

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre‐clearance procedures and blackout periods, to the extent applicable.

Short sales

Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

Derivative securities and hedging transactions

You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and all other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are also subject to this prohibition; provided, however, as described in the “Limited Exceptions” section of this Policy, you are not prohibited from exercising any stock options issued under any of the Company’s benefit plans or other compensatory arrangements in accordance with the terms of such plans or arrangements.

Transactions in derivative securities may reflect a short term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions may subject themselves to an increased risk of violating securities laws.

Using Company securities as collateral for loans

You may not pledge Company securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 violations (for Section 16 officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

Placing open orders with brokers

Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. If you are subject to the blackout window, open orders should be canceled prior to entering a blackout window, as this may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 violations (for Section 16 officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

LIMITED EXCEPTIONS

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law or might nonetheless result in financial liability on your part. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable, in order to avoid owing short swing profits to the Company. You are responsible for complying with applicable law at all times.

Transactions pursuant to a trading plan that complies with SEC rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1 and (ii) is approved by the Compliance Officer, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, the Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with the Compliance Officer prior to entering into any trading plan.

The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary of certain provisions of the rules, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy.

Trading plans must be filed with the Compliance Officer and must be accompanied with an executed certificate stating that the trading plan complies with Rule 10b5-1 and any other criteria established by the Company. The Company may publicly disclose information regarding trading plans that you may enter into.

Receipt and vesting of stock options, restricted stock and stock appreciation rights

The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or stock appreciation rights issued or offered by the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock or stock appreciation rights in accordance with applicable plans and agreements.

Exercise of stock options for cash; stock withholding to pay tax liability

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise or stock award vesting. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

Inheritance

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution.

Change in form of ownership

Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

Other exceptions

Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

COMPLIANCE WITH SECTION 16 OF

THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Obligations under Section 16

Section 16 of the Securities Exchange Act of 1934, as amended, and the related rules and regulations thereunder, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, specified officers, large shareholders and certain other persons.

The Company has determined that those persons listed on Schedule I are required to comply with Section 16 of the Securities Exchange Act of 1934, as amended, and the related rules and regulations thereunder, because of their positions with the Company. The Compliance Officer may amend Schedule I from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees and any promotions, demotions, resignations or departures.

Schedule I is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on Schedule I, you may be subject to Section 16 reporting obligations because of your shareholdings, for example.

Notification requirements to facilitate Section 16 reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.

Personal responsibility

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

ADDITIONAL INFORMATION

Delivery of Policy

This Policy will be delivered to all directors, officers, employees and agents of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Each director, officer, employee and agent of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy.

Amendments

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.

* * *

Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing.

The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

SCHEDULE I

INDIVIDUALS SUBJECT TO

SECTION 16 REPORTING AND LIABILITY PROVISIONS

1.    DIRECTORS

Name	Title(s)
David Jenkins	Chief Executive Officer and Chairman of the Board of Directors
Andrew Arno	Director
Martin Colombatto	Director
James Caruso	Director

2.    OFFICERS (including officers who are also directors)

Name	Title(s)
David Jenkins	Chief Executive Officer and Chairman of the Board of Directors
(Principal Executive Officer)
Philip Anderson	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)
Marie-Claude Jacques	Chief Commercial Officer

CATHETER PRECISION, INC.

INSIDER TRADING POLICY — PRE-CLEARANCE CHECKLIST

Person proposing to trade:

Proposed trade:

Manner of trade:

Proposed trade date:

No blackout period. The proposed trade will not be made during a quarterly or special blackout period.
No pension fund blackout under Reg. BTR.* There is no pension fund blackout period in effect.
No prohibition under Insider Trading Policy. The person confirmed that the proposed transaction is not prohibited under the Insider Trading Policy.
Section 16 compliance.* The person confirmed that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.
Form 4 filing.* A Form 4 has been or will be completed and will be timely filed with the SEC, if applicable. Rule 144 compliance.
The “current public information” requirement has been met (i.e., all 10-Ks, 10-Qs and other relevant reports during the last 12 months have been filed);
The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;
Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person is not part of an aggregated group;
The manner of sale requirements will be met (a “brokers’ transaction” or directly with a market maker or a “riskless principal transaction”); and
A Form 144 has been completed and will be timely filed with the SEC and the relevant national securities exchange.

Rule 10b-5 concerns. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer that the individual believes may be material.

* Applies if the individual is a director or an officer subject to Section 16 of the Securities Exchange Act of 1934.

(Signature of Compliance Officer)

(Print name of Compliance Officer)

I am not aware of material nonpublic information regarding the Company. I am not trading on the basis of any material nonpublic information. The transaction is in accordance with the Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis.

(Signature of person proposing to trade)

M E M O R A N D U M

To:         All directors, officers, employees, consultants, contractors and other agents of Catheter Precision, Inc.

From:         Catheter Precision, Inc.

Date:         [____]

Re:         Insider Trading Policy

Attached is a copy of our policy with respect to transactions involving company securities by our directors, officers, employees and agents (including consultants and contractors). As described in the policy, violations of insider trading laws can result in significant civil and criminal liability. Accordingly, please carefully review the materials provided.

After reading the policy, please sign the receipt and acknowledgement at the bottom of this memorandum and return it to the Company’s Secretary.

If you have any questions about the policy or insider trading laws generally or about any transaction involving the securities of the company, please contact the Compliance Officer.

Attachment(s)

Receipt and Acknowledgement

●	I have received and read the Insider Trading Policy.

●	I have received satisfactory answers to any questions that I had regarding the Insider Trading Policy and insider trading in general.

●	I understand and agree to comply with the Insider Trading Policy.

●

I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination for cause of my employment or other service relationship with the company as well as any other appropriate discipline.

●

I understand and agree that the company may give stop transfer and other instructions to the company’s transfer agent with respect to transactions that the company considers to be in contravention of the Insider Trading Policy.

Signature                                                               Date

Print Name

[Form of special blackout notification]

[INSERT COMPANY LETTERHEAD]

[insert date]

CONFIDENTIAL COMMUNICATION

Dear [insert name]:

Catheter Precision, Inc. (the “Company”) has imposed a special blackout period in accordance with the terms of the Company’s Insider Trading Policy (the “Policy”). Pursuant to the Policy, and subject to the exceptions stated in the Policy, you may not engage in any transaction involving the securities of the Company until you receive official notice that the special blackout period is no longer in effect.

You may not disclose to others the fact that a special blackout period has been imposed. In addition, you should take care to handle any confidential information in your possession in accordance with the Company’s policies.

If you have any questions at all, please contact me at (___) ___--____.

Sincerely,

Compliance Officer